Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under to Rule 14a-12

CAROLINA BANK HOLDING, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐        Fee paid previously with preliminary materials:

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CAROLINA BANK HOLDINGS, INC.
2604 Lawndale Drive
Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	George K’s Restaurant 2108 Cedar Fork Drive Greensboro, North Carolina 27407

Date:	April 22, 2003

Time:	4:00 p.m.

The purposes of the meeting are:

1.        To elect seven (7) directors of the Company for one-year terms;

2.        To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent public accountants for 2003; and

3.        To approve an amendment to the 1997 Incentive Stock Option Plan increasing the number of options available for issuance under the plan by 100,000.

4.        To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert T. Braswell
President and Chief Executive Officer

March 18, 2003

CAROLINA BANK HOLDINGS, INC.
2604 Lawndale Drive
Greensboro, North Carolina 27408

PROXY STATEMENT

Mailing Date: On or About March 18, 2003

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2003

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 22, 2003, at 4:00 p.m., at George K’s Restaurant, 2108 Cedar Fork Drive, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 18, 2003. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Judy H. Fuller, James E. Hooper and Edward A. Hoyle, Jr. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the seven (7) nominees for director named in Proposal 1, and “FOR” Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 28, 2003, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 1,846,514 shares were issued and outstanding on December 31, 2002. There were approximately 984 shareholders of the Company’s common stock on December 31, 2002.

Voting Procedures; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

In the case of Proposals 2 and 3 below, for each such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy or to provide additional information to shareholders. Appointments of proxy voted against the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no persons who were known to management of the Company to beneficially own more than 5% of the Company’s common stock.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)

Robert T. Braswell Greensboro, NC	36,775	1.88%

Gary N. Brown Summerfield, NC	32,857	1.68%

George E. Carr Greensboro, NC	7,443(4)	*

John D. Cornet Greensboro, NC	20,947(5)	1.07%

Judy H. Fuller Burlington, NC	49,178	2.52%

James E. Hooper Greensboro, NC	24,125(6)	1.24%

Edward A. Hoyle, Jr. Burlington, NC	24,622	1.26%

All current directors, nominees for director and executive officers as a group (10 persons)	242,383	12.42%

*         Less than 1%

(1)      Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 726 shares.

(2)      Included in the beneficial ownership tabulations are the following options to purchase shares of Common Stock: Mr. Braswell – 33,486 shares; Mr. Brown – 8,390 shares; Mr. Carr – 3,043 shares; Mr. Cornet – 14,095 shares; Ms. Fuller – 6,517 shares; Mr. Hooper – 3,043 shares and Mr. Hoyle – 8,390 shares. These options are capable of being exercised within

60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.

(3)      The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 1,846,514 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.

(4)      Includes 3,850 shares owned by Mr. Carr’s business.

(5)      Includes 293 shares owned by Mr. Cornet’s spouse.

(6)      Includes 20,917 shares owned by Mr. Hooper’s business.

Reports of Changes in Beneficial Ownership

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws provide for a Board of Directors composed of not less than five (5) nor more than twenty-five (25) directors as from time to time may be fixed or changed within the minimum and maximum by the shareholders or by a majority of the full Board of Directors. The Board of Directors has set the current number of Directors at seven (7) and nominates the seven (7) persons named below for election by shareholders at the Annual Meeting as directors of the Company for one-year terms or until their respective successors are duly elected and qualified.

Name and Age	Positions with Company	Year in Which First Elected (1)	Principal Occupation and Business Experience for the Past Five Years

Robert T. Braswell (50)	Director, President and CEO	1996

President and Chief Executive Officer of the Bank since June 1996; prior to that, President and Chief Executive Officer of SouthTrust Bank of the Piedmont, Greensboro, NC from June 1995 to May 1996; Senior Vice President and Senior Loan Officer of SouthTrust Bank of North Carolina, from March 1991 to June 1995.

Gary N. Brown (57)	Director	1996	President, Gary Brown Associates, Inc. (computer software sales), Colfax, NC

Name and Age	Positions with Company	Year in Which First Elected (1)	Principal Occupation and Business Experience for the Past Five Years

George E. Carr (59)	Director	2000	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

John D. Cornet (55)	Chairman of the Board of Directors	1996	President, JDC Associates LLC (management consulting firm), Greensboro, NC

Judy H. Fuller (60)	Director	1996	Secretary, Fuller Real Estate Management Co, Inc. (real estate management), Burlington, NC

James E. Hooper (45)	Director	2000	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

Edward A. Hoyle (71)	Director	1996	Retired; previously Agency Manager for State Farm Insurance Company, Burlington, NC

(1)      The year first elected indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2002, each non-employee director was paid a fee of $300 for each Board of Directors meeting attended. The Chairman of the Board of Directors receives an additional monthly retainer of $800. Each director of the Company also serves as a director of the Bank. Members of the Board of Directors of the Bank receive $200 for each meeting of the Bank’s Board of Directors attended. Directors’ fees are eligible for the Company’s deferred compensation plan

1997 Nonqualified Stock Option Plan for Directors

The shareholders of Carolina Bank ratified the 1997 Nonqualified Stock Option Plan for Directors (the “Nonqualified Plan”) at the 1997 annual meeting of shareholders. The Nonqualified Plan provided for the issuance of options to purchase up to 78,368 shares (amount adjusted for 10% stock dividends in 2000 and 2001) of Carolina Bank’s common stock. Upon formation of the Company as the holding company for Carolina Bank during the fourth quarter of 2000, the Company adopted the Nonqualified Plan. All options to purchase shares of Carolina Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the common stock of the Company. All options under the Nonqualified Plan have been granted.

Meetings of the Board of Directors

The Board of Directors of the Company held twelve (12) regular meetings during 2002. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees. The Board of Directors, acting as a whole, fulfills the roles of an Audit Committee, Nominating Committee and Compensation Committee, except that Mr. Braswell does not serve on the Audit Committee.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention for ratification by the shareholders.

During the course of its examination of the Company’s audit process in 2002, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P. (“Cherry, Bekaert & Holland”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Cherry, Bekaert & Holland their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2002 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2003.

The Company’s common stock is listed on, and Company’s Audit Committee meets the requirements of, the NASDAQ SmallCap Market. The Audit Committee members are “independent” as defined by the NASD’s applicable listing standards.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland.

This report is submitted by the Audit Committee, the members of which are Mr. Brown, Mr. Carr, Mr. Cornet, Ms. Fuller, Mr. Hooper and Mr. Hoyle.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

NAME	AGE	POSITION WITH COMPANY/BANK	BUSINESS EXPERIENCE

Robert T. Braswell	50	Director, President and Chief Executive Officer of the Company and the Bank

President and Chief Executive Officer of the Bank since June 1996; prior to that, President and Chief Executive Officer of SouthTrust Bank of the Piedmont, Greensboro, NC from June 1995 to May 1996; Senior Vice President and Senior Loan Officer of SouthTrust Bank of North Carolina, from March 1991 to June 1995.

T. Allen Liles	50	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank

Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; prior to that, Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001; President and CEO, Strategic Focus, Inc. (Consulting and Financial Services), Asheboro, NC from July 1996 to January 1998; Senior Vice President, Centura Bank from June 1995 to June 1996.

Gunnar N. R. Fromen	54	Executive Vice President and Senior Loan Officer of the Bank

Executive Vice President and Senior Loan Officer of the Bank since March 1998; prior to that, Executive Vice President and Director of General Banking Services, High Street Banking Company, Asheville, NC from October 1997 to January 1998; First Vice President, Community Banking Executive, Commercial Business Development Officer, Central Carolina Bank and Trust Company, Salisbury, NC from May 1995 to February 1997; Senior Vice President, Regional Executive and Retail Banking Manager, Security Capital Bancorp, Salisbury, NC, January 1991 to May 1995.

Thomas E. Smith	49	Senior Vice President of the Bank - Retail Banking

Senior Vice President of the Bank since July 1995; prior to that, Vice President and City Executive of the Community Bank, Pilot Mountain, NC from April 1992 to July 1995; Senior Vice President, FirstSouth Bank, Burlington, NC from March 1989 to March 1992.

Vince Howard, Jr.	56	Senior Vice President of the Bank - Credit Policy	Senior Vice President of the Bank since February 2000; prior to that, Senior Vice President and Credit Policy Officer, Bank of America.

Executive Compensation

The Bank has entered into employment agreements (the “Employment Agreements”) with Robert T. Braswell, President and Chief Executive Officer of the Bank and the Company (dated May 21, 1996), Thomas E. Smith, Senior Vice President-Retail Banking (dated October 11, 1996), Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer (dated September 16, 1998) and T. Allen Liles, Executive Vice President, Chief Financial Officer and Secretary of the Bank and Chief Financial Officer, Treasurer and Secretary of the Company (dated July 24, 2001)

to establish their duties and compensation and to provide for their continued employment with the Bank. The Employment Agreements provide for an initial term of employment of three (3) years, with provisions for one (1) year extensions on each anniversary of the date of execution. The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees. The Employment Agreements provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer. The Employment Agreements provide that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one (1) year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control.

The following table shows the compensation received or deferred during 2002, 2001 and 2000 by the Company’s President and Chief Executive Officer, its Executive Vice President, Secretary and Treasurer and the Bank’s Executive Vice President and Senior Loan Officer. No other executive officer of the Company received compensation in excess of $100,000 during the fiscal year ended December 31, 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Awards

Name and Principal Position	Year		Salary	Bonus	Other Annual Compensation	Options[2]		All Other Compensation[3]

Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2002 2001 2000		$ 159,039 148,333 137,500	$ 60,538 -0- 43,193	— [1] — [1] — [1]	1,250 2,200 -0-	(3)	$ 5,103 4,900 4,557

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2002 2001 2000		$ 99,248 93,833 86,895	$ 19,641 -0- 20,474	— [1] $ 27,402[5] — [1]	1,000 2,750 2,057		$ 3,220 2,328 2,872

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company; Executive Vice President, Secretary, Treasurer and Chief Financial Officer of the Bank	2002 2001	[4]	$ 95,000 44,923	$ 23,966 -0-	— [1] — [1]	1,000 3,850		$ 3,106 98

   (1)    Aggregate value of benefits received did not exceed 10% of total salary and bonus for the years indicated.

   (2)    Adjusted for 10% stock dividends in 2000 and 2001.

   (3)    Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under group term life insurance arrangements.

   (4)    T. Allen Liles became employed by the Company in July 2001.

   (5)    Includes country club initiation fees and bonus paid to offset the taxes associated with such benefit.

Deferred Compensation Plan

The Board of Directors of the Company adopted the Executive Supplemental Retirement Plan, a non-contributory deferred compensation plan, in December 2002. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Company and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to the plan, if any such executive dies or retires while employed by the Company or the Bank, such executive or his or her designated beneficiary, will receive payments commencing at death or retirement. Vesting occurs at 7.5% per year to a maximum of 75% and then 100% at age 62, with retirements payments beginning at age 65. Messrs. Braswell, Fromen and Liles are eligible to receive retirement benefits under the plan.

Stock Options

The shareholders of the Bank ratified the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of shareholders (the “ISO Plan”). The ISO Plan provided for the issuance of options to purchase up to 78,368 shares (amount adjusted for dilution following 10% stock dividends in 2000 and 2001) of the Bank’s common stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the

ISO Plan. All options to purchase shares of the Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. The following table sets forth information regarding options to purchase shares of the Company’s Common Stock that were granted to Messrs. Braswell, Fromen and Liles under the ISO Plan during the fiscal year ended December 31, 2002.

OPTION GRANTS IN FISCAL YEAR 2002
(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted [1]	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value

Robert T. Braswell	1,250	23.36%	$11.25	June 18, 2012	-0-
Gunnar N.R. Fromen	1,000	18.69%	$11.25	June 18, 2012	-0-
T. Allen Liles	1,000	18.69%	$11.25	June 18, 2012	-0-

   (1)    Incentive Stock Options are subject to a one-year vesting period.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2002.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002
AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities	Value of Unexercised In-
			Underlying Unexercised	the-Money
			Options at December 31,	Options at December 31,
			2002	2002[1]

			Exercisable/Unexercisable	Exercisable/Unexercisable

Robert T. Braswell	-0-	-0-	33,486 / 1,250	$46,308 / -0-
Gunnar N.R. Fromen	-0-	-0-	10,857 / 1,000	$17,782 / -0-
T. Allen Liles	-0-	-0-	3,850 / 1,000	$10,857 / -0-

   (1)    The Company’s stock price on December 31, 2002 was $11.00 per share.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent accountants for 2003, and a proposal to ratify that appointment will be submitted for shareholder approval at the Annual Meeting.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

AUDIT FEES

Category	Amount Paid

Audit Fees:	$21,800
Financial Information System Design and Implementation Fees:	-0-
All Other Fees:	23,131

Total Fees Paid:	$44,931

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR 2003.

PROPOSAL 3: APPROVAL OF AMENDMENT TO
1997 INCENTIVE STOCK OPTION PLAN

On February 18, 2003, the Board approved an amendment to the ISO Plan, subject to shareholder approval, to increase the shares available under the ISO Plan. The amendment, which will aid the Company in attracting and retaining the personnel necessary for its continued growth, provides that an aggregate of 100,000 shares will be added to the 78,026 shares currently reserved for issuance by the Company upon exercise of stock options granted from time to time under the ISO Plan. Options granted under the ISO Plan are intended to qualify as “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code (the “Code”). Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the ISO Plan is to increase the performance incentive for employees of the Company, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The ISO Plan is administered by the Compensation Committee of the Board. No member of the board who is not also an officer of the Company or the Bank is eligible to receive options under the ISO Plan. Employees of the Company and the Bank are eligible to receive options under the ISO Plan at no cost to them other than the option exercise price. Any options granted under the ISO Plan are subject to a one (1) year vesting period. Generally, the exercise price for options granted pursuant to the ISO Plan may not be less than 100% of the fair market value of the shares on the date of grant. No option will be exercisable more than ten (10) years after the date that it is granted. In the case of an employee who owns more than 10% of the outstanding shares of common stock of the Company at the time the stock option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable more than five years from the date it is granted. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event the optionee is discharged for cause or voluntary separation on the part of an optionee (but not separation due to retirement or disability) the options will immediately terminate. In the event of an optionee’s retirement, the options will continue to be exercisable for three (3) months following retirement. In the event an optionee becomes disabled or dies, the options will continue to be exercisable for twelve (12) months following the date of the disability or death. Common stock subject to options, which expire or terminate prior to the exercise of the options, shall lapse and such shares shall again be available for future grants under the ISO Plan.

The Company receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Company receives from the granting of such stock options is the further dedication of its employees in the performance of their responsibilities, duties, and functions on behalf of the Company. Upon exercise of options, the Company will receive payment of cash or stock from the optionee in exchange for shares issued.

Subject to alternative minimum tax rules under the Code, a recipient of a stock option under the ISO Plan will not be taxed upon either the grant of the option or on the date he or she exercises such option. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the option and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. If the incentive option requirements are satisfied, the Company will receive no corresponding deduction for any portion of the stock option.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 APPROVING AN AMENDMENT TO THE 1997 INCENTIVE STOCK OPTION PLAN.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS OF SHAREHOLDERS

Any proposal of a shareholder which is intended to be presented at the Company’s 2004 Annual Meeting of Shareholders must be received by the Company at its main office in Greensboro, North Carolina, no later than November 15, 2003, to be considered timely received for inclusion in the proxy statement and appointment of proxy to be distributed in connection with that meeting. If a proposal for the 2004 Annual Meeting of Shareholders is received by the Company by February 15, 2004, the Company will use its discretionary authority to determine whether such proposal will be included in the proxy statement for that meeting.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2002 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 2604 LAWNDALE DRIVE, GREENSBORO, NORTH CAROLINA 27408.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	Sale Price(1)

	High	Low

2001
First Quarter	9.09	7.73
Second Quarter	9.77	8.36
Third Quarter	9.55	8.86
Fourth Quarter	12.00	7.05

2002
First Quarter	9.75	8.55
Second Quarter	11.95	10.50
Third Quarter	11.75	10.85
Fourth Quarter	12.00	10.75

   (1)    The prices quoted above have been adjusted to reflect the 10% stock dividend in 2001.

There were approximately 984 record holders of our common stock at December 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and CBHI Capital Trust I, and because CBHI Capital Trust I has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we” or “us,” unless otherwise noted.

Forward-looking Statements

This report contains forward-looking statements with respect to our financial condition and results of operations and business. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected include the following:

•         General economic conditions may deteriorate and negatively impact the ability of our borrowers to repay loans and our depositors to maintain balances.

•         Changes in interest rates could reduce our net interest income.

•         Competitive pressures among financial institutions may increase.

•         Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that we are engaged in.

•         New products developed and new methods of delivering products could result in a reduction in our business and income.

•         Adverse changes may occur in the securities market.

Stock Dividend

The Company issued 10% stock dividends in both 2000 and 2001. All per share amounts have been adjusted to retroactively reflect the stock split.

Comparison of Financial Condition

Assets. Total assets of Carolina Bank Holdings increased by $38.4 million or 25.3% from $151.5 million at December 31, 2001, to $189.9 million at December 31, 2002. During 2002, cash and due from banks and Federal funds sold increased by $8.2 million to $17.7 million while investment securities increased by $2.7 million to $30.7 million. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $24.2 million or 22.2% during 2002. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending markets, Guilford and Randolph Counties, North Carolina. We plan to continue to grow the loan portfolio in a safe and sound manner. We opened our third full service office off New Garden Road at Jefferson Village in Greensboro in December 2001 and opened a loan production office in Asheboro in May 2002. The Asheboro loan production office is currently being converted to a full service branch.

Liabilities. Total liabilities increased by $29.6 million or 20.9% from $141.9 million at December 31, 2001, to $171.5 million at December 31, 2002. Deposits increased by $30.2 million during 2002 as time and money market balances grew while non-interest bearing demand balances declined slightly. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. The opening of the Jefferson Village office in late 2001 and the planned conversion of our Asheboro loan production office to a full service office in 2003 are designed to enhance customer convenience and related deposit gathering activities. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $27.1 million in time deposits from other depository institutions and $3.8 million brokered time deposits at December 31, 2002.

Stockholders’ equity. Our total stockholders’ equity increased $8.7 million at December 31, 2002 to $18.3 million from $9.6 million at December 31, 2001 due to net proceeds of $7.8 million from a stock offering, an increase in retained earnings, exercise of stock options, and an increase in accumulated other comprehensive income due to an increase in the value of investment securities available-for-sale.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, repossessions, non-accrual loans and restructured loans, totaled $685,000 at December 31, 2002, compared to $443,000 at December 31, 2001. Non-performing assets, as a percentage of total assets, was .36% and .29% at December 31, 2002 and 2001, respectively. There were no loans 90 days or more past due and still accruing interest at December 31, 2002 or at December 31, 2001. Foreclosed real estate was $449,000 and repossessed assets were $199,000 at December 31, 2002 and both these categories were $0 at December 31, 2001. Foreclosed real estate of $449,000 was sold in January 2003. Net loan charge-offs totaled $393,000 and $209,000 for the years ended December 31, 2002 and 2001, respectively.

The increase in non-performing assets at December 31, 2002 and the increase in net loan charge-offs during 2002 reflect deteriorating economic conditions experienced by several business loan customers.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 2002 and 2001, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2002 and 2001

General. We had net income for the year ended December 31, 2002 of $601,000 or $.55 per diluted share, compared to net income for the year ended December 31, 2001 of $402,000 or $.39 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $4.9 million in 2002 compared to $3.6 million in 2001, an increase of 36.3%. Non-interest income, principally service charges and fees, mortgage banking income, and securities gains, amounted to $931,000 in 2002 and $685,000 in 2001, an increase of 35.9%. Increased service charges, mortgage banking income and investment services income, a new service, accounted for all of the increase in non-interest income in 2002 as securities gains declined in 2002 from 2001. We provided $685,000 and $391,000 to our reserve for loan losses in 2002 and 2001, respectively, and incurred non-interest expense of $4.3 million in 2002 and $3.4 million in 2001. The increase in non-interest expense of $881,000 or 26.0% was largely the result of opening the Jefferson Village office in December, 2001 and the Asheboro loan production office in May, 2002, with resulting expenses associated with occupying, staffing, and promoting the new facilities. Income taxes increased $186,000 in 2002 to $312,000, or 148.2%, because income before income taxes increased in 2002 and because we realized a lesser benefit from lower reserves on deferred tax assets in 2002.

Net interest income. Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates and the volumes and mix of interest-earning assets and interest-bearing liabilities.

For the year ended December 31, 2002, net interest income increased by $1,314,000 or 36.3% to $4.9 million from $3.6 million for the year ended December 31, 2001. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $155.4 million in 2002 compared to $122.3 million in 2001, an increase of $33.1 million or 27.1%. We experienced significant loan and deposit growth during 2002 with average loans up $25.8 million or 27.0% and average deposits increasing $28.2 million or 26.1% from 2001.

The net yield on interest-earning assets increased by .21% to 3.17% in 2002 from 2.96% in 2001, and the interest rate spread increased by ..51% to 2.85% in 2002 from 2.34% in 2001. The increases in yields and spreads in 2002 from 2001 occurred because our interest-bearing liabilities, which generally lag the adjustment in interest earning assets, finally began adjusting downward from the sharp decline in interest rates experienced in 2001. The prime rate declined from 9.50% to 4.75% between December 2000 and December 2001 and then declined to 4.25% in November 2002. A majority of our loans adjusted when the prime rate changed while a majority of our interest-bearing liabilities lagged the prime rate changes since time deposits adjust at maturity, which generally exceed six months.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2002 and 2001.

Net Interest Income and Average Balance Analysis

	For the Year Ended December 31,

	2002			2001

	Average Balance (1.)	Interest Inc./Exp	Average Yield/Cost	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost

	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$1,922	$31	1.61%	$3,486	$128	3.67%
Federal funds sold	4,697	74	1.58%	4,696	164	3.49%
Taxable Investments	27,356	1,403	5.13%	18,489	1,125	6.08%
Loans (2.)	121,446	7,577	6.24%	95,602	7,599	7.95%

Interest-earning assets	155,421	9,085		122,273	9,016
Interest-earning assets			5.85%			7.37%

Non interest-earning assets	7,916			6,749

Total assets	$163,337			$129,022

Interest-bearing liabilities
Interest checking	$4,837	15	0.31%	$3,079	34	1.10%
Money market and savings	46,744	1,082	2.31%	30,529	1,207	3.95%
Time certificates and IRAs	70,710	2,496	3.53%	63,010	3,650	5.79%
Other borrowings	15,891	559	3.52%	10,635	506	4.76%

Total interest-bearing liabilities	138,182	4,152		107,253	5,397
Cost on average
Interest-bearing liabilities			3.00%			5.03%

Non-interest-bearing liabilities
Demand deposits	14,008			11,477
Other liabilities	805			801

Total non-interest-bearing liabilities	14,813			12,278

Total liabilities	152,995			119,531
Stockholders’ equity	10,342			9,491

Total liabilities and equity	$163,337			$129,022
Net interest income		$4,933			$3,619

Net yield on interest-earning assets			3.17%			2.96%

Interest rate spread			2.85%			2.34%

  (1.)    Average balances are computed on a daily basis.

  (2.)    Nonaccruing loans are included in the average loan balances.

Rate/Volume analysis of net interest income. The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate / Volume Variance Analysis

	Year Ended December 31, 2002 vs. 2001

	Interest Increase (Decrease)	Increase (Decrease) Due To Change in

		Rate	Volume

	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$(97)	$(54)	$(43)
Federal Funds Sold	(90)	(90)	—
Taxable Investments	278	(198)	476
Loans	(22)	(1,830)	1,808

Total Interest-Earning Assets	$69	$(2,172)	$2,241

Interest-Bearing Liabilities
NOW Accounts	$(19)	$(29)	$10
Money Market and Savings	(125)	(523)	398
Time Certificates and IRAs	(1,154)	(1,592)	438
Other Borrowings	53	(142)	195

Total Interest-Bearing Liabilities	$(1,245)	$(2,286)	$1,041

Net Interest Income	$1,314	$114	$1,200

During the year 2002, the improvement in net interest income over 2001 was primarily the result of growth in assets and liabilities. The overall rate adjustment also had a positive impact on net interest income as interest-bearing liabilities adjusted more than interest-bearing assets.

Provision for loan losses. The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in our loan portfolio. The provision for loan losses increased in 2002 to $685,000 from $391,000 in 2001. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for future losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $1.7 million or 1.25% of loans and $1.4 million or 1.26% of loans at December 31, 2002 and 2001, respectively. Charge-offs, net of recoveries, were approximately $393,000 and $209,000 during 2002 and 2001, respectively.

The following table describes the activity relating to our allowance for loan losses for the periods and years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Year Ended December 31

	2002	2001

	(Dollars in thousands)
Beginning Balance	$1,369	$1,187
Provision for loan losses	685	391
Charge-Offs:
Commercial	(374)	(180)
Real Estate	—	(8)
Consumer	(20)	(24)

Total	(394)	(212)
Recoveries:	—	—
Consumer	1	3

Ending Balance	$1,661	$1,369

Non-interest income. Other income consists principally of service charges and fees, mortgage banking income, and securities gains. Total other income for 2002 was $931,000 compared to $685,000 in 2001, an increase of $246,000 or 35.9%. Growth in customers and increased overdraft fees from a new product called Check Guard, accounted for the 41.1% jump in service charges to $534,000 in 2002 from $379,000 in 2001. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, rose 54.8% to $276,000 in 2002 from $178,000 in 2001. The significant increase in mortgage banking income in 2002 resulted primarily from lower interest rates, which promoted increased home buying and home mortgage refinancing. Securities gains of $20,000 in 2002 and $128,000 in 2001 resulted from the sale or call of investments at gains. Other non-interest income in 2002 included $76,000 from the sale of non-deposit investment products which began in 2002.

Non-interest expenses. Non-interest expenses were $4.3 million in 2002 compared to $3.4 million in 2001, an increase of $881,000 or 26.0%. We opened our new Jefferson Village office in December 2001 and our Asheboro loan production office in May 2002. Additional full time personnel were hired to staff the new locations and to support our growth. A new full service facility is planned for the Asheboro office in late 2003 and will replace the current leased loan production office. Occupancy and equipment expenses such as depreciation and utilities increased 13.9% to $596,000 in 2002 as a result of the Jefferson Village office being open for all of 2002 and the Asheboro office opening in May 2002. Outside data processing fees increased 31.1% to $262,000 in 2002 from $199,000 in 2001 as a result of new loan and deposit accounts booked in 2002 and the related costs of servicing these accounts by our outside data processing service. Advertising and promotion decreased by 14.6% to $215,000 in 2002 from $252,000 in 2001 as we took steps to reduce controllable expenditures. Other expenses climbed 34.3% to $344,000 during 2002 to support the new offices and growth during 2002. We closely monitor non-interest expenses but expect additional increases in 2003 to support new offices and growth in assets and liabilities.

Income taxes. Income tax expense amounted to $312,000, or 34.2% of income, before income taxes in 2002 and $126,000, or 23.8% of income, before income taxes in 2001. The increase in the effective income tax rate in 2002 was the result of a lower benefit from decreased reserves on deferred tax assets.

Financial condition. Total assets were $189.9 million at December 31, 2002, an increase of $38.4 million or 25.3% over total assets of $151.5 million at December 31, 2001. Nearly all major asset categories of loans, investments, and other assets increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits and increased stockholders’ equity. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $27.1 million in deposits from other depository institutions at December 31, 2002.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $24.1 million or 22.2% from $108.9 million at December 31, 2001 to $133.0 million at December 31, 2002. We believe our targeted marketing efforts, experienced lenders, local decision making, and emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 77.2% of our loans at December 31, 2002 were secured by some form of real estate. At December 31, 2002 loans secured by one-to-four family residential properties comprised 22.0% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 20.7%, 27.2% and 7.4% of our loan portfolio, respectively. Another 18.4% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Nonperforming loans amounted to approximately $37,000 or .03% of loans outstanding and $443,000 or .41% of loans outstanding at December 31, 2002 and 2001, respectively. Our allowance for loan losses was 1.25% and 1.26% of loans outstanding at December 31, 2002 and 2001, respectively. Net loan charge-offs were .32% and .22% of average loans during 2002 and 2001, respectively.

Investment securities increased to $30.7 million at December 31, 2002 from $28.0 million at December 31, 2001, an increase of $2.7 million or 9.8%. Our investment securities portfolio consists primarily of U. S. government agency securities and mortgage backed securities issued by the U.S. government and quasi U. S. government agencies. Approximately 89.5% of the investment securities at December 31, 2002 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Other assets consists of interest receivable on loans and investments, prepaid expenses, deferred tax assets, real estate owned, repossessed assets and cash value of life insurance. The increase of $3.5 million to $4.7 million at December 31, 2002 from $1.2 million at December 31, 2001 consists primarily of new assets, $3.0 million in cash value of life insurance and $.6 million in real estate owned and repossessed assets. The life insurance investments were made in late December 2002, and future anticipated increases in cash value should be reflected in non-interest income.

We opened for business on November 26, 1996 and have not paid any cash dividends to our stockholders. In September 2001, the Board of Directors approved a 10% stock dividend. A 10% stock dividend was also paid in 2000. An amount equal to the fair value of the shares distributed was reclassified from retained earnings to common stock and additional paid-in capital.

Liquidity. In order to ensure that we have sufficient funds available for loan growth, deposit withdrawals, and daily operational needs, an adequate level of liquidity must be maintained. Liquidity sources consist of short-term investments that can be converted to cash such as deposits in other financial institutions and Federal funds sold, repayment of loans, and our ability to attract new deposits from existing and/or new customers. Our liquidity position is closely monitored and evaluated on a regular basis.

Investment Portfolio. At December 31, 2002 and 2001, our investment portfolio comprised approximately 16.2% and 18.5% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities
Amortized Cost and Market Values

	At December 31,

	2002		2001

	Amortized Cost	Market Value	Amortized Cost	Market Value

	(Dollars in thousands)
Available for Sale
US agency securities	$16,069	$16,198	$14,961	$15,064
Mortgage-backed securities	9,708	10,029	9,592	9,568
Trust preferred stock	750	750	750	750
Restricted stock	530	530	480	480

	$27,057	$27,507	$25,783	$25,862

Held to Maturity
US agency securities	$—	$—	$—	$—
Mortgage-backed securities	3,236	3,282	2,146	2,117

	$3,236	$3,282	$2,146	$2,117

Total	$30,293	$30,789	$27,929	$27,979

The following table presents maturities and weighted average yields of debt securities at the dates indicated.

Analysis of Investment Securities

	At December 31, 2002

	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value

	(Dollars in thousands)
Investment Securities
US agency securities	$—	$16,069	$—	$—	$16,069	$16,168
Mortgage-backed securities	—	111	1,118	11,716	12,945	13,311
Trust preferred securities	—	—	—	750	750	750

Total	$—	$16,180	$1,118	$12,466	$29,764	$30,229

Weighted Average Yields
US agency securities	—	4.14%	—	—	4.14%
Mortgage-backed securities	—	6.44%	5.68%	5.52%	5.54%
Trust preferred securities	—	—	—	4.58%	4.58%

	—	4.16%	5.68%	5.46%	4.76%

Loan Portfolio. We believe the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

	At December 31,

	2002		2001

	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$36,149	27.17%	$29,395	27.00%
1-4 Family Residential Properties	29,211	21.96%	23,604	21.68%
Multifamily Residential Properties	9,866	7.41%	8,072	7.41%
Nonfarm Nonresidential Properties	27,490	20.66%	21,405	19.66%

Total Loans Secured by Real Estate	$102,716	77.20%	$82,476	75.75%

Commercial and Industrial Loans	24,430	18.36%	20,863	19.16%
Consumer	5,822	4.38%	5,407	4.97%
All Other Loans	77	0.06%	136	0.12%

Total Loans	$133,045	100.00%	$108,882	100.00%

The table that follows shows the loan portfolio at December 31, 2002 by loan type, maturity and whether the interest rate is fixed or variable.

Analysis of Certain Loan Maturities

	As of December 31, 2002

	Real Estate		Consumer		Commercial & All Other		Total

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Due within one year:	$32,726	31.86%	$2,901	49.83%	$12,206	49.81%	$47,833	35.95%
Due after one year through five years:
Fixed Rate	16,317	15.89%	2,085	35.81%	3,830	15.63%	22,232	16.71%
Variable Rate	24,158	23.52%	684	11.75%	7,615	31.07%	32,457	24.40%

	$40,475	39.41%	$2,769	47.56%	$11,445	46.70%	$54,689	41.11%
Due after five years:
Fixed Rate	$20,381	19.84%	$152	2.61%	$644	2.62%	21,177	15.92%
Variable Rate	9,134	8.89%	—	0.00%	212	0.87%	9,346	7.02%

	$29,515	28.73%	$152	2.61%	$856	3.49%	$30,523	22.94%

	$102,716	100.00%	$5,822	100.00%	$24,507	100.00%	$133,045	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 77.2% and 75.8% of our loan portfolio at December 31, 2002 and 2001, respectively. Residential real estate loans consist mainly of first and second mortgages on single-family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses. The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

In reviewing the adequacy of the allowance each quarter and at year end, we consider our loan loss experience, current economic conditions affecting borrowers’ ability to repay, the volume of loans, trends in loan delinquencies, non-accruing and potential problem loans, and the quality of the collateral securing nonperforming and problem loans. We apply a consistent methodology that utilizes, among other things, a loan risk rating system and detailed loan reviews. Regulators review the adequacy of the allowance for loan losses as part of their periodic examinations and may require adjustments to the allowance based upon information available to them at the time of their examination. A summary of our loan loss experience for the years ended December 31, 2002 and 2001 were presented earlier.

The following table presents the allocation of the allowance for loan losses at December 31, 2002 and 2001, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At December 31,

	2002		2001

	Amount	% Loans in Each Category	Amount	% Loans in Each Category

	(Dollars in thousands)
Balance at end of period applicable to:

Commercial	$413	18.36%	$411	19.16%

Real Estate	1,066	77.20	780	75.75

Consumer	108	4.38	96	4.97

All Other Loans	2	0.06	3	0.12

Unallocated	72	—	79	—

Total	$1,661	100.00%	$1,369	100.00%

Non-performing loans. When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectibility, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The higher loan charge-offs in 2002 reflect a more realistic view of our loan quality as compared to unusually low levels of non-performing loans and charge-offs in 2001. The following table sets forth information on non-accrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

	At December 31,

	2002	2001

	(Dollars in thousands)
Nonaccrual loans	$37	$443
Restructured loans	—	—
Total nonperforming loans	37	443
Real estate owned	449	—
Repossessed assets	199

Total nonperforming assets	$685	$443

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	1,661	1,369
Nonperforming loans to period end loans	0.03%	0.41%
Allowance for loan losses to nonperforming loans	4489.19%	309.03%
Nonperforming assets to total assets	0.36%	0.29%

Deposits. The maturity distribution of time deposits in excess of $100,000 or more at December 31, 2002 and 2001 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

Remaining maturity:	At December 31, 2002	At December 31, 2001

	(Dollars in thousands)
Three months or less	$7,527	$13,310
Over three through six months	16,982	2,639
Over six through twelve months	5,957	9,127
Over twelve months	883	2,707

	$31,349	$27,783

Interest rate sensitivity. Interest rate sensitivity management is concerned with the timing and magnitude of re-pricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We began actively measuring interest rate risk during the last half of 2001 using simulation analysis. Simulation analysis and past history indicate, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases when short-term interest rates rise and declines when short-term interest rates fall. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their re-pricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be re-priced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest re-pricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Repricing Schedule as of December 31, 2002

	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total

	(Dollars in Thousands)
Interest-Earning Assets
Interest-Bearing Deposits	$609	$—	$—	$—	$609
Federal Funds Sold	12,794	—	—	—	12,794
Investment Securities	7,323	14,445	2,159	6,366	30,293
Loans	84,586	5,050	8,137	35,272	133,045

Total	$105,312	$19,495	$10,296	$41,638	$176,741

Interest-Bearing Liabilities
Savings, NOW and Money Market	$60,984	$—	$—	$—	$60,984
Time Deposits	$19,503	$35,065	$21,725	2,104	78,397
Federal Home Loan Bank Advances	3,009	30	1,385	4,166	8,590
Securities sold under agreements to repurchase	3,739	—	—	—	3,739
Trust preferred securities	3,000	—	—	—	3,000

Total	$90,235	$35,095	$23,110	$6,270	$154,710

Interest Sensitive Gap	$15,077	$(15,600)	$(12,814)	$35,368	$22,031

Cumulative Gap	$15,077	$(523)	$(13,337)	$22,031	$22,031

Ratio of Interest-Sensitive
Assets to Interest-Sensitive Liabilities	116.71%	55.55%	44.55%	664.08%	114.24%

Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	116.71%	99.58%	91.02%	114.24%	114.24%

Return on equity and assets. The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Year Ended December 31,

	2002	2001

Return on Average Assets	0.37%	0.31%
Return on Average Stockholders’ Equity	5.81%	4.23%
Dividend Payout Ratio	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	6.33%	7.36%

Capital resources. We and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. We and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2002 and 2001.

Inflation. Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Independent Auditors’ Report

To the Board of Directors and Stockholders
Carolina Bank Holdings Inc. and Subsidiaries
Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings Inc. and Subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

CHERRY, BEKAERT & HOLLAND, L.L.P.

Greensboro, North Carolina
January 29, 2003

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2002 and 2001

	2002	2001

Assets
Cash and due from banks	$4,896,744	$6,947,791
Federal funds sold	12,794,000	2,538,000
Securities available for sale (Note 3)	27,506,755	25,861,495
Securities held to maturity (market value of $3,281,953 in 2002 and $2,117,281 in 2001) (Note 3)	3,236,415	2,146,487
Loans (Note 4)	133,045,133	108,881,941
Less allowance for loan losses (Note 4)	(1,661,322)	(1,368,925)

Net loans	131,383,811	107,513,016

Premises and equipment, net (Note 5)	5,327,839	5,344,386
Other assets	4,724,955	1,164,310

	$189,870,519	$151,515,485

Liabilities and Stockholders’ Equity
Deposits (Note 6)
Non-interest bearing demand	$15,496,900	$15,498,509
NOW, money market and savings	60,983,842	41,907,425
Time	78,396,931	67,248,253

Total deposits	154,877,673	124,654,187

Securities sold under agreements to repurchase	3,738,957	5,582,128

Advances from the Federal Home Loan Bank of Atlanta (Note 7)	8,590,472	8,000,000
Trust preferred securities (Note 8)	3,000,000	3,000,000
Other liabilities and accrued expenses	1,318,902	689,170

Total liabilities	171,526,004	141,925,485

Stockholders’ equity (Notes 10, 11 and 13) Common stock $1.00 par value; authorized 20,000,000 shares; issued and outstanding 1,846,514 and 1,032,438 shares in 2002 and 2001	1,846,514	1,032,438
Additional paid-in capital	15,980,433	8,886,164
Retained earnings (deficit)	220,512	(380,330)
Accumulated other comprehensive income	297,056	51,728

Total stockholders’ equity	18,344,515	9,590,000

Commitments (Note 4 and 12)

	$189,870,519	$151,515,485

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Interest income
Loans	$7,576,727	$7,598,983	$6,757,408
Investment securities, taxable	1,402,641	1,125,187	698,520
Interest from federal funds sold	74,475	164,412	354,545
Other	31,232	127,640	191,588

Total interest income	9,085,075	9,016,222	8,002,061

Interest expense
NOW, money market and savings deposits	1,097,394	1,240,855	1,190,378
Time deposits	2,496,009	3,650,356	3,008,042
Other	558,469	505,663	265,409

Total interest expense	4,151,872	5,396,874	4,463,829

Net interest income	4,933,203	3,619,348	3,538,232

Provision for loan losses (Note 4)	685,000	391,058	332,435

Net interest income after provision for loan loss	4,248,203	3,228,290	3,205,797

Non-interest income
Service charges	534,322	378,662	219,529
Mortgage banking income	275,975	178,245	60,747
Securities gains, net	20,052	128,466	—
Other	101,056	—	—

Total non-interest income	931,405	685,373	280,276

Non-interest expenses
Salaries and employee benefits	2,266,930	1,647,415	1,383,475
Occupancy and equipment	595,721	522,967	411,247
Advertising and business promotion	214,860	251,579	225,642
Professional fees	337,198	298,146	183,241
Outside data processing	261,501	199,441	142,712
Stationary, printing and supplies	246,049	210,118	132,479
Other	344,227	256,272	162,915

Total non-interest expenses	4,266,486	3,385,938	2,641,711

Income before income taxes	913,122	527,725	844,362

Income tax expense (Note 9)	312,280	125,782	302,139

Net income	$600,842	$401,943	$542,223

Basic income per share	$.56	$.39	$.53

Diluted income per share	$.55	$.39	$.53

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2002, 2001 and 2000

	Total	Common stock	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income

Balance, December 31, 1999	$8,473,085	$850,337	$7,443,089	$267,664	$(88,005)

Comprehensive income
Net income	542,223	—	—	542,223	—
Other comprehensive income -
Unrealized loss on securities available for sale, net of tax	119,864	—	—	—	119,864

Comprehensive income	662,087	—	—	—	—

Exercised options	33,016	2,871	30,145	—	—

10% stock dividend	—	85,326	586,575	(671,901)	—

Balance, December 31, 2000	$9,168,188	$938,534	$8,059,809	$137,986	$31,859

Comprehensive income
Net income	401,943	—	—	401,943	—
Other comprehensive income -
Unrealized gain on securities available for sale, net of tax	60,767	—	—	—	60,767
Less: Reclassification adjustment, net of tax	(40,898)	—	—	—	(40,898)

	19,869				19,869

Comprehensive income	421,812

10% stock dividend	—	93,904	826,355	(920,259)	—

Balance, December 31, 2001	$9,590,000	$1,032,438	$8,886,164	$(380,330)	$51,728

Comprehensive income
Net income	$600,842	$	$	$600,842	$
Other comprehensive income -
Unrealized gain on securities available for sale, net of tax	245,328				245,328

Comprehensive income	846,170

Stock offering	7,824,932	805,000	7,019,932

Exercised options	83,413	9,076	74,337

Balance, December 31, 2002	$18,344,515	$1,846,514	$15,980,433	$220,512	$297,056

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Cash flows from operating activities
Net income	$600,842	$401,943	$542,223
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	235,594	211,833	187,125
Provision for loan losses	685,000	391,058	332,435
Amortization, net	55,085	2,585	(126)
Gain on sale of securities available-to-sale	(20,052)	(128,466)	—
Decrease (increase) in other assets	45,710	(100,860)	(416,373)
Increase (decrease) in accrued expenses and other liabilities	629,732	(125,774)	156,944

Net cash provided by operating activities	2,231,911	652,319	802,228

Cash flows from investing activities
Purchases of securities available for sale	(18,005,065)	(25,820,083)	(8,185,238)
Purchases of securities held to maturity	(2,029,688)	(1,900,896)	—
Maturities and calls of securities available for sale	13,888,800	5,250,000	—
Maturities and calls of securities held to maturity	—	635,000	—
Repayments from mortgage-backed securities available for sale	2,810,590	256,955	192,234
Repayment from mortgage-backed securities held to maturity	936,853	—	—
Origination of loans, net of principal collected	(25,330,533)	(24,275,584)	(20,701,621)
Additions to premises and equipment	(219,047)	(974,112)	(3,176,412)
Sales of securities available for sale	—	8,396,356	—
Purchase of bank owned life insurance	(2,958,000)

Net cash used in investing activities	(30,906,090)	(38,432,364)	(31,871,037)

Cash flows from financing activities
Net increase in deposits	30,223,486	27,322,760	30,140,204
Borrowings from Federal Home Loan Bank	11,600,000	5,000,000	—
Repayments to Federal Home Loan Bank	(11,009,528)	—	—
Increase (decrease) in securities sold under agreements to repurchase	(1,843,171)	3,398,267	734,908
Proceeds from stock offering	7,824,932	—	—
Proceeds from exercised stock options	83,413	—	33,016
Proceeds from trust preferred securities	—	3,000,000

Net cash provided by financing activities	36,879,132	38,721,027	30,908,128

Increase (decrease) in cash and cash equivalents	8,204,953	940,982	(160,681)

Cash and cash equivalents at beginning of year	9,485,791	8,544,809	8,705,490

Cash and cash equivalents at end of year	$17,690,744	$9,485,791	$8,544,809

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$4,187,806	$5,406,212	$4,205,540

Cash paid during the year for income taxes	$220,000	$328,666	$548,616

Supplemental disclosure of non-cash transactions:
Transfers of loans to foreclosed assets	$648,355	$—	$—

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. On October 31, 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated on August 20, 1996, and began banking operations on November 25, 1996. It is engaged in lending and deposit gathering activities in Guilford and Randolph Counties, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina and a loan production office in Asheboro, North Carolina.

The following is a description of the significant accounting and reporting policies that Carolina Bank Holdings, Inc. and Subsidiaries (collectively the “Company”) follow in preparing and presenting their financial statements.

(a)       Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owed subsidiaries, the Bank and CBHI Capital Trust I. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)      Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(c)       Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies (continued)

•          securities held to maturity - reported at amortized cost,

•          trading securities - reported at fair value with unrealized gains and losses included in earnings, or;

•          securities available-for-sale - reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect)

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock and is carried at cost.

(d)      Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on the accrual basis.

The Company uses the allowance method in providing for possible loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)       Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.

(f)       Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(g)      Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(h)      Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(i)       Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies (continued)

(j)       Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity: Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans: For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments: The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximate their fair value.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies (continued)

(j)       Fair value of financial instruments (continued)

Advances from the Federal Home Loan Bank: For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Trust preferred securities: The carrying value of trust preferred securities approximate their fair value.

(k)      Impact of recently adopted accounting standards

FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, was issued in August 2001 and supersedes Statement No. 121. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of the provisions of this Statement did not have a material impact on the consolidated financial statements of the Company.

FASB Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002 and the provisions of this statement are effective for fiscal years beginning after May 15, 2002. The Company expects that adoption of the provisions of this statement will not have a significant effect on financial position or results of operations.

FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and addresses financial accounting and reporting for cost associated with exit or disposal activities. The provisions of this statement are effective for disposal activities initiated after December 31, 2002. The Company expects that adoption of the provisions of this statement will not have a significant effect on financial position or results of operations.

FASB Statement No. 147, Acquisitions of Certain Financial Institutions an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, was issued in October 2002 and provides guidance on the application of the purchase method to acquisitions of financial institutions. This statement is effective for acquisitions on or after October 1, 2002 and is not expected to have a material impact on the financial statements of the Company.

FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement No. 123, was issued in December 2002 and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002 and is not expected to have a material impact on the financial statements of the Company.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 - Summary of significant accounting policies (continued)

(l)       Operating segments

The FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

(m)     Financial statement reclassifications

Certain of the prior year amounts have been reclassified to conform to current year presentation. Such classifications are immaterial to the financial statements and did not change previously reported net income.

Note 2 - Cash and due from banks

At December 31, 2002 and 2001, interest-bearing deposits in other financial institutions amounted to $609,000 and $3,840,000, respectively.

Note 3 - Securities

A summary of the amortized cost and estimated fair values of securities available for sale and held to maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

December 31, 2002
Available for sale
U.S. agency obligations	$16,068,575	$129,142	$—	16,197,717

FNMA mortgage-backed securities	9,708,505	320,942	—	10,029,447
Restricted stock	529,591	—	—	529,591
Other securities	750,000	—	—	750,000

	$27,056,671	$450,084	$—	$27,506,755

Held to maturity
FNMA and GNMA mortgage-backed securities	$3,236,415	$45,538	$—	$3,281,953

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 3 - Securities (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

December 31, 2001
Available for Sale
U.S. agency obligations	$14,961,576	$102,630	$—	$15,064,206
FNMA mortgage-backed securities	9,591,952	—	24,255	9,567,697
Restricted stock	479,592	—	—	479,592
Other securities	750,000	—	—	750,000

	$25,783,120	$102,630	$24,255	$25,861,495

Held to maturity
FNMA and GNMA mortgage-backed securities	$2,146,487	$—	$29,206	$2,117,281

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2002 were as follows:

	Available for Sale		Held to Maturity

	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due from one to five years	$16,068,575	$16,197,717	$—	$—
Over ten years	750,000	750,000	—	—
Mortgage-backed securities	9,708,505	10,029,447	3,236,415	3,281,954

	$26,527,080	$26,977,164	$3,236,415	$3,281,954

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 3 - Securities (continued)

There were no securities sold in 2002. Proceeds from the sales of securities during 2001 were $8,396,356. Realized gains from called and sold securities amounted to $20,052 and $128,466 in 2002 and 2001, respectively. At December 31, 2002, securities with a carrying value of approximately $10,556,000 were pledged to secure public deposits and other purposes.

Note 4 - Loans and allowance for loan losses

Loans at December 31, 2002 and 2001 were as follows:

	2002	2001

Real estate – construction	$36,149,401	$29,395,332
Real estate – mortgage	66,565,812	53,081,327
Commercial	24,429,971	20,863,155
Installment and other	5,999,949	5,542,127

Subtotal	133,045,133	108,881,941

Allowance for loan losses	(1,661,322)	(1,368,925)

	$131,383,811	$107,513,016

The activity in the allowance for loan losses for 2002, 2001 and 2000 is summarized as follows:

	2002	2001	2000

Balance at beginning of period	$1,368,925	$1,186,628	$905,200
Provision charged to operations	685,000	391,058	332,435
Loan charge-offs	(393,868)	(212,028)	(52,090)
Loan recoveries	1,265	3,267	1,083

Balance at end of period	$1,661,322	$1,368,925	$1,186,628

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 4 - Loans and allowance for loan losses (continued)

At December 31, 2002 and 2001, the total recorded investment in impaired loans amount to approximately $37,000 and $443,000, respectively. These loans were also on nonaccrual. The average recorded investment in impaired loans amounted to $545,036, $349,000, and $127,000 for the years ended December 31, 2002, 2001, and 2000, respectively. The allowance for loan losses related to impaired loans was $11,500 at December 31, 2002 and $164,000 at December 31, 2001. There was no interest income recognized on impaired loans for 2002, 2001 and 2000.

The Company has granted loans in the ordinary course of business to certain directors and executive officers of the Company and to their associates. The total amount of loans was $11,124,878 and $9,991,719 at December 31, 2002 and 2001, respectively. During 2002, $1,532,763 in new loans were made and repayments were $399,604. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2002 and 2001, preapproved but unused lines of credit for loans totaled approximately $29,780,000 and $17,263,000. In addition, the Company has $174,000 and $384,000 in standby letters of credit at December 31, 2002 and 2001, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

The Company grants commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Guilford County. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

Note 5 - Premises and equipment

Premises and equipment at December 31, 2002 and 2001 were as follows:

	2002	2001

Land	$1,609,196	$1,594,512
Building and improvements	2,986,364	2,990,172
Leasehold improvements	385,983	385,983
Furniture and equipment	1,339,520	1,131,349
Construction in progress	—	—

	6,321,063	6,102,016
Less accumulated depreciation	(993,224)	(757,630)

Premises and equipment, net	$5,327,839	$5,344,386

Interest capitalized on construction in progress during 2001 was $56,400.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 6 - Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $31,349,000 and $27,783,000 at December 31, 2002 and 2001 respectively.

At December 31, 2002, the scheduled maturities of time deposits were as follows:

2003	$54,586,043
2004	19,952,182
2005	1,755,365
2006	222,690
2007	1,821,220
Thereafter	59,431

$78,396,931

Note 7 - Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2002 and 2001:

	2002	2001

Variable rate advance (3.83% at December 31, 2001) maturing January 24, 2002.	$—	$5,000,000
Fixed rate advance at 1.80% maturing February 3, 2003.	3,000,000	—
Fixed rate advance at 1.37% maturing August 5, 2004.	1,300,000	—
Amortizing fixed rate advance at 2.00% maturing August 17, 2009.	1,290,472	—
Fixed rate advance at 6.05% maturing June 15, 2010.	3,000,000	3,000,000

	$8,590,472	$8,000,000

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential loan portfolio. The contractual maturities of these advances are as follows:

2003	$3,039,323
2004	1,341,334
2005	43,449
2006	45,672
2007	48,009
Thereafter	4,072,685

$8,590,472

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 8 – Trust preferred securities

In March 2001, the Company formed a wholly-owned Delaware statutory business trust, CBHI Capital Trust I (the “Trust”), which issued $3,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by the Trust to purchase $3,100,000 of junior subordinated debentures of the Company which carry a variable rate of prime plus .50%. The proceeds received by the Company from the sale of the junior subordinated debentures represent the sole asset of the Trust. The debentures and their related income statement effects are eliminated in the Company’s financial statements.

The Trust Preferred Securities accrue and pay distributions quarterly at a variable rate of prime plus .50% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully guarantee payment of (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by CBHI Capital Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust.

The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on March 7, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after March 31, 2004. If the debentures are redeemed prior to maturity, the redemption amount will be the principal amount plus any accrued but unpaid interest.

Note 9 - Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2002	2001	2000

Current:
Federal	$320,580	$242,405	$365,912
State	89,700	40,000	36,227

	410,280	282,405	402,139

Deferred:
Federal	(98,000)	(156,623)	(100,000)
State	—	—	—

	(98,000)	(156,623)	(100,000)

	$312,280	$125,782	$302,139

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 9 - Income taxes (continued)

A reconciliation of reported income tax expense for the years ended December 31, 2002, 2001 and 2000 to the amount of tax expense computed by multiplying income before taxes by the statutory federal income tax rate of 34% follows:

	2002	2001	2000

Tax provision at statutory rate	$310,000	$179,000	$287,000
Increase (decrease) in income taxes resulting from:
State income taxes net of federal benefit	59,000	26,000	24,000
Change in valuation allowance	—	(132,000)	(67,000)
Other	(57,000)	53,000	58,000

	$312,000	$126,000	$302,000

The primary components of deferred income taxes are as follows:

	2002	2001

Deferred tax assets
Allowance for loan losses	$448,000	$349,000
Other	40,000	12,000

Gross deferred tax assets	488,000	361,000
Less valuation allowance	—	—

Net deferred tax assets	488,000	361,000

Deferred tax liabilities -
Depreciable bases of premises and equipment	49,000	20,000
Unrealized gain on securities	153,000	27,000

Gross deferred tax liabilities	202,000	47,000

Net deferred tax assets	$286,000	$314,000

Note 10 – Stockholders’ equity

On September 18, 2001 and September 20, 2000, the Board of Directors declared a 10% stock dividend payable October 1, 2001 and 2000, respectively. As a result, $920,259 and $671,901 were reclassified from retained earnings to additional paid-in capital in 2001 and 2000, respectively, these amounts represented the fair value of the additional stock distributed. Per share amounts for all periods presented have been restated to reflect the effects of these stock dividends.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 11 - Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 2002 and 2001, management believes that the Company and the Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2002 and 2001 are presented in the table below.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 11 - Regulatory matters (continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2002:
Total Capital
(To risk weighted assets)
Consolidated	$22,708,000	15.99%	$11,357,360	>= 8%	$14,196,700	>= 10%
Carolina Bank	19,837,000	13.97%	11,357,360	>= 8%	14,196,700	>= 10%
Tier I Capital
(To risk weighted assets)
Consolidated	$21,047,000	14.82%	$5,678,680	>= 4%	$8,518,020	>= 6%
Carolina Bank	18,176,000	12.80%	5,678,680	>= 4%	8,518,020	>= 6%
Tier I Capital
(To average assets)
Consolidated	$21,047,000	11.95%	$7,043,000	>= 4%	$8,803,750	>= 5%
Carolina Bank	18,176,000	10.32%	7,043,000	>= 4%	8,803,750	>= 5%

December 31, 2001:
Total Capital
(To risk weighted assets)
Consolidated	$12,590,000	11.00%	$9,154,960	>= 8%	$11,443,700	>= 10%
Carolina Bank	12,518,000	10.94%	9,154,960	>= 8%	11,443,700	>= 10%
Tier I Capital
(To risk weighted assets)
Consolidated	$12,538,272	10.96%	$4,577,480	>= 4%	$6,866,220	>= 6%
Carolina Bank	12,466,000	10.89%	4,577,480	>= 4%	6,866,220	>= 6%
Tier I Capital
(To average assets)
Consolidated	$12,538,272	8.44%	$5,943,600	>= 4%	$7,429,500	>= 5%
Carolina Bank	12,466,000	8.39%	5,943,600	>= 4%	7,429,500	>= 5%

Note 12 - Operating leases

The Company leases its land and building under an operating lease entered into during 1996. Total future minimum lease payments, excluding renewal options, at December 31, 2002, under this and other operating leases are as follows:

2003	$136,869
2004	137,668
2005	144,551

$419,088

Total lease expense was approximately $151,700, $135,000 and $130,000 for 2002, 2001 and 2000, respectively.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 13 - Stock options

During 1997, the stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). Each plan provides for the issuance of options to purchase up to 78,368 common shares of the Company. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the dates of grant and therefore has no associated compensation expense.

Both plans are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” As permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company’s financial position or results of operations.

Following is a summary of stock options outstanding under both plans, adjusted for the stock dividends described in Note 10:

	Director Plan	Weighted Average Exercise Price	Employee Plan	Weighted Average Exercise Price

Balance at December 31, 1999	74,894	$9.50	63,563	$9.74
Issued	—	—	13,733	9.92
Exercised	—	—	—	—
Forfeited	(13,896)	9.50	(16,033)	9.50

Balance at December 31, 2000	60,998	9.50	61,263	9.73
Issued	27,790	9.18	17,270	8.18
Exercised	—		—	—
Forfeited	(13,896)	9.50	(5,945)	9.92

Balance at December 31, 2001	74,892	9.02	72,588	9.41
Issued	—	—	5,350	11.27
Exercised	(8,976)	9.20	(100)	8.18
Forfeited	—	—	—	—

Balance at December 31, 2002	65,916	$8.98	77,838	$9.54

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 13 - Stock options (continued)

At December 31, 2002, 2001, and 2000, all options under the Director Plan were exercisable at weighted average exercise prices of $8.98, $9.02 and $9.50, respectively. Under the Employee Plan, exercisable options at 2002, 2001, and 2000 were 72,488, 56,968 and 51,803, respectively, with weighted average exercise prices of $9.54, $9.41 and $9.73, respectively.

The range of exercise prices at December 31, 2002 for the Director Plan was $8.18 - $9.50 and for the Employee Plan was $8.18 - $11.27. The weighted average remaining contractual term for Director Plan options was 84 months and for the Employee Plan was 90 months.

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company’s net income and income per share would have changed to the pro forma amounts indicated below:

	2002	2001	2000

Net earnings - as reported	$600,842	$401,943	$542,223
Net earnings - pro forma	589,037	375,264	503,543
Basic income per share - as reported	.56	.39	.53
Diluted income per share - as reported	.55	.39	.53
Basic income per share - pro forma	.55	.36	.49
Diluted income per share - pro forma	.54	.36	.49

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 3.00%, 5.00%, and 6.00% in 2002, 2001, and 2000, respectively and weighted average expected lives of 7 years.

Note 14 - Employee benefit plans

All employees of the Company who meet certain eligibility requirements can elect to participate in the Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 50% matching contribution up to a maximum of three percent of compensation. Employer matching contributions vest ratably over five years. The Company’s matching expense was $30,461, $20,819 and $14,656 for 2002, 2001, and 2000, respectively.

At December 31, 2002 and 2001, other liabilities include $88,421 and $61,070, respectively, which represents directors’ fees that have been deferred under a nonqualified deferred compensation plan. In December 2002, the Company changed the plan to allow for the purchase of Company stock.

During December 2002, the Company added a supplemental executive retirement plan for certain executive officers. No expense was recorded in 2002.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 15 - Fair value of financial statements

The following represents the estimated fair values and carrying amount of financial instruments at December 31:

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

	(In thousands)		(In thousands)
Assets:
Cash and due from banks	$4,897	$4,897	$6,948	$6,948
Federal funds sold	12,794	12,794	2,538	2,538
Securities available for sale	27,507	27,507	25,861	25,861
Securities held to maturity	3,236	3,282	2,146	2,117
Loans	131,384	132,575	107,513	107,945

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

	(In thousands)		(In thousands)
Liabilities:
Demand and saving deposits	$76,481	$76,481	$57,406	$57,406
Time deposits	78,397	79,019	67,248	67,564
Securities sold under agreement to repurchase	3,739	3,739	5,582	5,582
Federal Home Loan Bank advances	8,590	9,115	8,000	8,277
Trust preferred securities	3,000	3,000	3,000	3,000

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 16 - Earnings (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2002, 2001 and 2000 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount

2002
Basic income per share:
Income available to common stockholders	$600,842	1,069,615	$.56

Effect of dilutive securities Stock options		17,017	$(.01)

Diluted income per share:
Income available to common stockholders + assumed conversions	$600,842	1,086,632	$.55

2001
Basic income per share:
Income available to common stockholders	$401,943	$1,031,862	$.39

Effect of dilutive securities Stock options	—	—

Diluted income per share:
Income available to common stockholders + assumed conversions	$401,943	1,031,862	$.39

2000
Basic income per share:
Income available to common stockholders	$542,223	1,031,862	$.53

Effect of dilutive securities Stock options	—	—

Diluted income per share:
Income available to common stockholders + assumed conversions	$542,223	1,031,862	$.53

At December 31, 2002, all options to purchase common stock were not included in the computation of diluted income per share because the options’ exercise prices were greater than the average market price of the common shares.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 17 – Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

Balance Sheet

	December 31, 2002	December 31, 2001

Assets
Cash	$2,843,000	$31,000
Investment in CBHI Capital Trust I	100,000	100,000
Investment in Carolina Bank	18,474,000	12,518,000
Other assets	69,000	85,000

Total assets	$21,486,000	$12,734,000

Liabilities and stockholders’ equity
Accrued expenses	$41,000	$44,000
Junior subordinated debentures	3,100,000	3,100,000
Stockholders’ equity	18,345,000	9,590,000

Total liabilities and stockholders’ equity	$21,486,000	$12,734,000

Statement of Operations
Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Dividends from subsidiaries	$53,000	$291,000	$—
Other income	5,000	2,000	—

Total income	58,000	293,000	—

Interest expense	160,000	173,000	—
Other expense	90,000	61,000	—

Total expense	250,000	234,000	—

Income tax benefit	83,000	14,000	—

Income before equity in undistributed income of subsidiaries	(109,000)	73,000	—

Equity in undistributed income of subsidiaries	710,000	329,000	542,000

Net income	$601,000	$402,000	$542,000

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2002 and 2001

Note 17 – Condensed financial statements of parent company (continued)

Condensed Statement of Cash Flows
For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Operating activities:
Net Income	$601,000	$402,000	$542,000
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(710,000)	(329,000)	(542,000)
Change in other assets	16,000	(85,000)	—
Change in accrued expenses	(3,000)	43,000	—

Net cash provided by operating activities	(96,000)	31,000	—

Investing activities:
Investment in subsidiaries	(5,000,000)	(3,100,000)	—

Financing activities:
Proceeds from junior subordinated debentures	—	3,100,000	—
Proceeds from stock offering	7,825,000	—	—
Proceeds from stock options	83,000	—	—

Net cash provided by financing activities	7,908,000	3,100,000	—

Net change in cash	2,812,000	31,000	—

Cash at beginning of year	31,000	—	—

Cash at end of year	$2,843,000	$31,000	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$204,000	$129,000	$—

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.
2604 Lawndale Drive
Greensboro, North Carolina 27408

APPOINTMENT OF PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Judy H. Fuller, James E. Hooper and Edward A. Hoyle, Jr., or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 28, 2003, at the Annual Meeting of Shareholders of the Company to be held at George K’s Restaurant, 2108 Cedar Fork Drive, Greensboro, North Carolina, at 4:00 p.m. on April 22, 2003, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.         ELECTION OF DIRECTORS: Proposal to elect seven (7) directors of the Company for one-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	Robert T. Braswell	Judy H. Fuller
	Gary N. Brown	James E. Hooper
	George E. Carr	Edward A. Hoyle, Jr.
John D. Cornet

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.         RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P., as the Company’s independent public accountants for 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.         AMENDMENT OF 1997 INCENTIVE STOCK OPTION PLAN: Proposal to approve an amendment to the Company’s 1997 Incentive Stock Option Plan increasing the number of options available for issuance under the plan by 100,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.         OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY
ON THE REVERSE SIDE AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR PROPOSALS 2 AND 3 AND FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated:	_______________________________________, 2003

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.